Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.                                                         Name and Address of Company

Neovasc Inc. (the “Company”)

13700 Mayfield Place, Suite 2135

Richmond, BC,

V6V 2E4

Item 2.                                                         Date of Material Change

May 8, 2014

Item 3.                                                         News Release

A news release announcing this material change was issued May 8, 2014 and a copy has been filed on SEDAR.

Item 4.                                                         Summary of Material Changes

On May 8, 2014, the Company announced that Vicki Bebeau joined the Company in the role of Vice President, Clinical Affairs.

Item 5.                                                         5.1 — Full Description of Material Change

On May 8, 2014, the Company announced that Vicki Bebeau joined the Company in the role of Vice President, Clinical Affairs. The position of Vice President, Clinical Affairs is a newly created position with the Company.

Ms. Bebeau joins the Company as it begins to prepare formal clinical feasibility studies for its Tiara device for the transcatheter treatment of mitral valve disease and the design of a US-IDE study to support an application for FDA approval of the Reducer. The Company anticipates beginning the Tiara device study towards the end of the 2014 calendar year with the Reducer study expected to begin in 2015.

5.2 — Disclosure for Restructuring Transactions

Not applicable.

Item 6.                                                         Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.                                                         Omitted Information

Not applicable.

Item 8.                                                         Executive Officer

For further information, please contact Chris Clark, Chief Financial Officer of the Company, at 604-270-4344.

Item 9.                                                         Date of Report

May 9, 2014.